Mail Stop 4561


								October 3, 2005


By U.S. Mail and facsimile to 404-653-2877

Samuel J. Cox
Chief Financial Officer
Citizens Bancshares Corporation
75 Piedmont Avenue, N.E.,
Atlanta, Georgia  30302

Re:	Citizens Bancshares Corporation
	Form 10-K for the Fiscal Year Ended December 31, 2004
Forms 10-Q for the Quarters Ended March 31, 2005 and June 30, 2005
	File No. 000-14535

Dear Mr. Cox:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,



      Don Walker
Senior Assistant
Chief Accountant

Samuel J. Cox
Citizens Bancshares Corporation
September 8, 2005
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